Exhibit 10.1

OFFICE LEASE

THIS LEASE (the "Lease") is made as of February 21, 2008, by and between HTD- Ptarmigan Place, LLC, a Delaware limited liability company (the "Landlord") and the Tenant named in the Schedule below. The term "Project" means the building (the "Building") known as “Ptarmigan at Cherry Creek” and the land located at 3773 Cherry Creek North Drive. Denver. Colorado 80209.  "Premises" means that part of the Project leased to Tenant described in the Schedule and approximately depicted in outline or cross-hatching on Appendix A.

The following schedule (the "Schedule") is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.          Tenant: XEDAR Corporation, a Colorado corporation
2.          Premises: Suite 995
3.          Rentable Area of the Premises: 1.487 rsf
4.          Tenant's Proportionate Share: 0.36% (based upon a total of 418,630 rentable sq. ft. in the Building)
5.          Security Deposit: $2.602.25
6.          Tenant's Broker for this Lease: None.
7.          Landlord's Broker for this Lease: None.
8.          Commencement Date: May.1. 2008.
9.          Term: the period of time commencing on the Commencement Date and expiring on the last day of the month that is sixty (60) months thereafter, or April30.2Q13 (the 'Termination Date").
10.        Guarantor: None,
11.        Base Year: 2008
12.        Base Rent:

Period	Annual Base Rent Rate per Rentable Square Foot	Annualized Base Rent	Monthly Installment of Base Rent
Months 1-12	$21.00	$31,227.00	$2,602.25
Months 13-24	$22.00	$32,714.00	$2,726.17
Months 25-36	$23.00	$34,201.00	$2,850.08

1.           SUITE AND PARKING.

1.1          Lease. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless sooner terminated pursuant to this Lease.

1.2          Parking. Tenant and its employees and invitees shall have the privilege to use two (2) reserved spaces and one (1) non-reserved space in the parking garage under the Building at a rate of $8,500 per month per reserved space and $75.00 per month per non-reserved space. Tenant shall pay the charges for such parking as Additional Rent each month regardless of whether Tenant is using such spaces. Landlord may from time to time increase any or all applicable parking rates to market rates for independent use of parking spaces by giving Tenant ten (10) days advance notice of each such increase. Tenant shall not at any time use or permit its employees or other agents to use any parking spaces in excess of the number thereof allocated to Tenant without Landlord's prior written consent, which Landlord may withhold in its sole discretion. Neither Tenant nor its employees or any other agents shall occupy any space designated as visitor parking or reserved for the use of other tenants. Landlord may at any time, at its sole option, direct Tenant to use specific parking spaces or areas within the parking garage, and if so directed, Tenant shall use only such spaces or areas. Tenant's customers and invitees shall use only spaces in the parking lot that are designated as visitor parking spaces, and Tenant shall not permit its customers or invitees to use parking spaces allocated to tenants of the Building or posted for the exclusive use of customers of other tenants.

2.           RENT.

2. 1        Types of Rent. Tenant shall pay all Rent from time to time due hereunder in the form of a check delivered to Landlord at the following address: HTD-Ptarmigan Place. LLC. c/o Hamilton Partners. Inc., 300 Park Boulevard Suite 500 Itasca, IL 60143. or at such other address as Landlord may designate in writing from time to time. Tenant shall pay the following kinds of Rent:

(a)    Base Rent. Base Rent in monthly installments in advance, the first monthly installment payable concurrently with the execution of this Lease and thereafter on or before the first day of each month of the Term in the applicable amount set forth in the Schedule.

(b)    Operating Cost Share Rent. Operating Cost Share Rent in an amount equal to the Tenant's Proportionate Share of the excess of Operating Costs for the applicable calendar year of the Lease (the "Excess Operating Costs") over the Operating Costs for the Base Year (the "Base Operating Costs"), paid monthly in advance in an estimated amount. Definitions of Operating Costs and Tenant's Proportionate Share and the method for billing and payment of Operating Cost Share Rent are set forth below. If the size of the Building changes due to fire, other casualty, or condemnation, Base Operating Costs shall be adjusted proportionately for calculations of Operating Cost Share Rent for the period of time following such change in size of the Building.

(c)    Tax Share Rent - Tax Share Rent in an amount equal to the Tenant's Proportionate Share of the excess of Taxes for the applicable calendar year of this Lease (the

''Excess Taxes") over the Taxes for the Base Year (the "Base Taxes"), paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth below. If the size of the Building changes due to fire, other casualty, or condemnation, Base Taxes shall be adjusted proportionately for calculations of Tax Share Rent for the period of time following such change in size of the Building.

(d)           Additional Rent. Additional Rent in the amount of all other costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, including any interest accruing on any due and unpaid item of Rent.

(e)           Generally. The term "Rent" means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent. Tenant's agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

2.2        Payment of Operating Cost Share Rent and Tax Share Rent.

(a)       Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Landlord shall estimate the Operating Costs and Taxes of the Project by April 1 of each calendar year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project. Until Landlord provides such an estimate for a calendar year, Tenant shall continue paying installments of estimated Tax Share Rent and Operating Cost Share Rent as provided below based on Landlord's most recent estimates for the previous calendar year.

Within ten (10) days after receiving the original or revised estimate from Landlord setting forth (i) an estimate of Operating Costs for a particular calendar year, (ii) the Base Operating Costs, and (iii) the resulting estimate of Excess Operating Costs for such calendar year, Tenant shall pay Landlord one-twelfth (l/12th) of Tenant's Proportionate Share of the estimated Excess Operating Costs, multiplied by the number of months that have elapsed in the applicable calendar year prior to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (l/12th) of Tenant's Proportionate Share of this estimate, until a new estimate becomes applicable.

Within ten (10) days after receiving the original or a revised estimate from Landlord setting forth (i) an estimate of Taxes for a particular calendar year, (ii) the Base Taxes, and (iii) the resulting estimate of Excess Taxes for such calendar year, Tenant shall pay Landlord one-twelfth (l/12th) of Tenant's Proportionate Share of the estimated Excess Taxes, multiplied by the number of months that have elapsed in the applicable calendar year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (l/12th) of Tenant's Proportionate Share of this estimate, until a new estimate becomes applicable.

(b)      Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous calendar year (the "Operating Cost Report") by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (i) the actual Operating Costs incurred,

(ii) the Base Operating Costs, (iii) the amount of Operating Cost Share Rent due from Tenant, and (iv) the amount of Operating Cost Share Rent paid by Tenant. Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due (clause (iii) above) minus the amount paid (clause (iv) above). If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of estimated Operating Cost Share Rent next coming due,

(c)       Correction of Tax Share Rent. Landlord shall deliver to Tenant a report for the previous calendar year (the 'Tax Report") by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (i) the actual Taxes, (ii) the Base Taxes, (iii) the amount of Tax Share Rent due from Tenant, and (iv) the amount of Tax Share Rent paid by Tenant. Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant (clause (iii) above) minus the amount paid by Tenant (clause (iv) above). If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of Tax Share Rent next coming due.

2.3      Definitions.

(a)    Included Operating Costs. "Operating Costs" means all expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall also include the costs of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time (collectively, 'Included Capital Items"): provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at eleven percent (11%) per annum, over the estimated useful life of such item regardless of whether such item remains in service a longer or shorter period, and only the amortized amount for any calendar year shall be included in Operating Costs for such calendar year.

If the Project is not fully occupied during any portion of any calendar year, Landlord may adjust (an '"Equitable Adjustment") Operating Costs which are affected by the occupancy rate for the particular calendar year to reflect an occupancy of 95% of the Building rentable area, provided however that if Landlord makes such an Equitable Adjustment, and if during the Base Year the Project is not fully occupied, then Landlord shall make this same adjustment with respect to the Base Year hereunder. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

If Landlord does not furnish any particular service the cost of which would have constituted an Operating Cost to a tenant other than Tenant who has undertaken to perform such service itself, Operating Costs shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant.

(b)      Excluded Operating Costs. Operating Costs shall not include:

(1)           costs of alterations of tenant premises;

(2)           costs of capital improvements other than Included Capital Items;

(3)           interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(4)           real estate brokers' leasing commissions;

(5)           legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof;

(6)           any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

(7)           the cost of any service furnished to any office tenant of the Project which is specifically excluded from services Landlord is obligated to provide under this Lease;

(8)           depreciation (except on any Included Capital Items);

(9)           legal or other professional fees incurred to enforce leases against tenants;

(10)           legal and auditing fees incurred by Landlord in connection with forming, maintaining, and operating the entity that comprises Landlord, but not legal and auditing fees directly related to the management and operation of the Building and not otherwise excluded from operating costs in this Section 2.3(b): and

(11)           the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building.

(c)      Taxes. 'Taxes" means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord pays or becomes obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the "Rent Tax"). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

(d)      Lease Year. "Lease Year" means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

2.4      Computation of Base Rent and Rent Adjustments.

(a)           Prorations. If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the calendar year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable calendar year.

(b)           Rent Adjustments. The rentable square footage of the Premises and the Building set forth hi the Schedule are conclusively deemed to be the actual square footage thereof. If any Operating Cost paid in one calendar year relates to more than one calendar year, Landlord may equitably allocate such Operating Cost among the applicable calendar years.

(c)           Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and its certified public accountant shall have the right to inspect Landlord's records at Landlord's office upon at least seventy-two (72) hours' prior notice during normal business hours for ninety (90) days following the respective delivery of the Operating Cost Report or the Tax Report. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. Unless Tenant delivers to Landlord any written notice of exception to either such report within said ninety (90) day period, such reports shall be deemed final and accepted by Tenant, Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause its independent certified public accountant or shall select and cause another firm with at least five (5) years of experience in auditing the books and records of commercial office projects to issue a final and conclusive resolution of Tenant's exception. Tenant shall pay the cost of such certification as Additional Rent unless Landlord's original annual Operating Cost Report or Tax Report overstated the amount of Operating Costs or Taxes, as applicable, by more than five percent (5%).

(d)           Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord's notice to Tenant of the amount when it is determined. Landlord shall not be obligated to keep amounts paid by Tenant on account of Operating Cost Share Rent or Tax Share Rent separate from other kinds of Rent or each other, and all such payments become the property of Landlord when paid. The provisions of this Section 2 shall survive the expiration or other termination of this Lease.

3.         PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

3.1        Condition of Premises. Tenant accepts the Premises in their existing condition, AS IS, and Landlord shall have no obligation to make any improvements in or changes to the Premises. Tenant acknowledges that Tenant occupied the Premises under a sublease with a previous tenant of the Premises for several months before Tenant executed this Lease and that Tenant is familiar with the condition of the Premises.

3.2        Tenant's Possession, Tenant's taking possession of any portion of the Premises shall he conclusive evidence that the Premises were in good order, repair and condition. If Tenant takes possession of any part of the Premises prior to the Commencement Date for purposes of conducting business, all terms of this Lease shall apply to such pre-Term possession, and Tenant shall pay Rent for the period of such pre-Term possession in accordance with the provisions of Section 2 applicable to the first Lease Year; provided that any waiver of the obligation to pay Rent or any part thereof and any free-rent period shall not be applicable before the Commencement Date.

3.3         Maintenance. Throughout the Term, Tenant shall maintain the Premises in their condition as of the Commencement Date, loss or damage caused by the elements, ordinary wear, and fire and other casualty excepted, and at the termination of this Lease or of Tenant's right to possession Tenant shall return the Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform such obligations, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof.

4.          PROJECT SERVICES.   Landlord shall furnish services as follows:

4.1        Heating and Air Conditioning. During the normal business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 12:00 p.m. on Saturday, holidays excepted, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord's judgment, for normal business operations, except to the extent Tenant installs equipment which adversely affects the temperature maintained by the air conditioning system. If Tenant installs such equipment, Landlord may install supplemental air conditioning units in or for the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof, as reasonably determined or estimated by Landlord. Landlord shall make commercially reasonable efforts to furnish heating and air conditioning after business hours if Tenant provides Landlord reasonable prior notice of Tenant's desire therefore, in which event Tenant shall pay Landlord at Landlord's then-current hourly rates for the provision of such additional heating or air conditioning.

4.2        Elevators, Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants. Landlord shall provide limited passenger service at other times, except in case of an emergency. Furniture, freight and other large or heavy articles may be brought into the Building only at times and in the manner reasonably designated by Landlord. Such objects shall be taken to or from the Premises by freight elevator and Tenant shall pay for freight elevator service at rates established by Landlord as Additional Rent.

4.3        Electricity. Landlord shall provide sufficient electricity to operate normal office lighting and equipment. Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use which do not require high electricity consumption for operation, without obtaining the prior written consent of Landlord. If Tenant's equipment consumes electricity in excess of that which is necessary to operate normal office equipment, such consumption (including consumption for computer or telephone rooms and special HVAC equipment) may be submetered by Landlord at Tenant's expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord's average cost of electricity. Such Additional Rent shall be in addition to Tenant's obligations pursuant to Section 2. Kb.) to pay its Proportionate Share of Operating Costs.

4.4        Water. Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted.

4.5        Janitorial Service. Landlord shall furnish janitorial service as generally provided to other tenants in the Building.

4.6        Interruption of Services. If any of the Building equipment or machinery ceases to function properly, Landlord shall use reasonable diligence to repair the same promptly. Landlord's inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including without limitation any entry for repairs pursuant to this Lease, and any renovation or rehabilitation of any area of the Building shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant's business, nor be construed as an eviction of Tenant, nor entitle Tenant to abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. However, in the event that an interruption of the Project services set forth in this Section 4 is within Landlord's reasonable control and such interruption causes the Premises to be untenantable for a period of five (5) or more consecutive business days, monthly installments of Base Rent after such period shall be abated (determined on a prorated daily basis) until such services are restored.

4.7        Access. Landlord shall provide access to the Premises, the Building and the parking facilities, subject to such security card system as Landlord may establish from time to time, twenty-four (24) hours per day, seven (7) days per week.

5.        ALTERATIONS AND REPAIRS.

5.1       Landlord's Consent and Conditions. Landlord shall have the right to review and approve or disapprove in Landlord's reasonable judgment (a) all plans and specifications for the any improvements or alterations to the Premises proposed to be made by Tenant (the "Work"), (b) Tenant's general contractor for the Work, and (c) all other material arrangements with respect to the Work. Landlord may withhold Landlord's approval of work in Landlord's absolute discretion if the proposed Work would (x) impact the base structural components or systems of the Building, (y) impact any other tenant's premises, or (z) be visible from outside the Premises. All Work shall be performed in strict conformance with the plans and specifications therefore approved by Landlord. Tenant shall pay for the cost of all Work. All Work shall be performed in accordance with Landlord's then-current policies, rules and requirements for tenant construction projects, which policies, rules and requirements Landlord may establish and modify from time to time. Tenant shall pay Landlord, as Additional Rent, an administrative fee of five percent (5%) of the costs of Tenant's Work.

5.2        Repair, If any part of the mechanical, electrical or other systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Tenant shall at its expense make all other repairs necessary to keep the Premises and Tenant's fixtures and personal property in good order, condition and repair and in compliance with applicable Governmental Requirements (defined in Section? below), and to the extent Tenant fails so to maintain the Premises, Landlord may make such repairs itself. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall pay Landlord on demand, as Additional Rent, 110% of the costs of all repairs performed by Landlord within the Premises, including without limitation repairs to clogged drains, leaky faucets or damaged finish materials, except for repairs to (i) core Building systems enclosed within the walls of the Building or Premises, (ii) Building standard lighting fixtures or (iii) portions of the Building that Landlord is required to repair at Landlord 's cost by this SectiQn5.2. Tenant shall pay Landlord on demand, as Additional Rent, 110% of the costs of repairs performed by Landlord anywhere in the Project on account of Tenant's default or on account of the misuse or neglect by Tenant or its employees, invitees, contractors or agents.

5.3        No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord's interest in the Project; any such lien or encumbrance shall attach to Tenant's interest only. If any mechanic's lien shall be filed or claim of lien made for work or materials furnished to the Premises or the Project by, through or under Tenant, then Tenant shall, at its expense, within ten (10) days thereafter, cause the lien or claim to be discharged. If Tenant does not timely cause such lien or claim to be discharged, Landlord may discharge the lien or claim, and the amount paid, as well as attorney's fees and other expenses incurred by Landlord, shall become Additional Rent due and payable by Tenant on demand. Landlord shall have no obligation to investigate or evaluate the validity or merit of such Hen or claim before discharging it, and the ultimate validity, invalidity or merit of such lien or claim shall have no effect on Tenant's obligation to pay Landlord's costs of discharging the same.

5.4        Ownership of Improvements. All Work as defined in this Section J. partitions, hardware, equipment, machinery and all other improvements and all fixtures, except trade fixtures, constructed in the Premises by either Landlord or Tenant, including telecommunications cabling and equipment, (i) shall become Landlord's property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall at Landlord's option either (a) be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant's right to possession, or (b) be removed in accordance with Section.5.5 below (unless Landlord at the time it gives its consent to the performance of such construction expressly waives in writing the right to require such removal).

5.5        Removal at Termination. At or before the termination of this Lease or Tenant's right of possession, Tenant shall remove from the Project its trade fixtures, furniture, moveable equipment and other personal property. If Landlord gives Tenant notice of Landlord's exercise of its option under Section 5.4 to require Tenant to remove improvements installed by Tenant in the Premises or elsewhere on the Project, Tenant shall remove the improvements described in Landlord's notice by the later of (i) the date of termination of this Lease or Tenant's right of possession or (ii) ten (10) days after Tenant's receipt of Landlord's notice. Tenant shall repair all damage caused by the installation or removal of any of the foregoing items. Landlord shall notify Tenant of its election to require Tenant to remove any improvements installed by Tenant, if at all, within 15 business days following the expiration or earlier termination of the Lease. If Tenant does not timely remove Tenant's property that Tenant is required to remove, then at Landlord's election, which may be made separately as to each separate item of property, Tenant shall be conclusively presumed to have: (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may retain, dispose of or store any part thereof in any manner at Tenant's sole cost, without waiving Landlord's right to claim from Tenant all expenses arising out of Tenant's failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition. Tenant expressly releases Landlord of and from any and all claims and liability for damage to or loss of property left by Tenant upon the Premises at the expiration or other termination of this Lease, and Tenant shall indemnify Landlord against any and all claims and liability with respect thereto, including without limitation Landlord's attorneys' fees and costs of suit.

5.6        ADA. Landlord shall be responsible for maintaining the Building and all of the common areas in the Building (including entrance areas, elevators, and common area restrooms) in compliance with the Americans with Disabilities Act ("ADA") and all other legal requirements and shall take such actions from time to time as shall be necessary in connection therewith; provided that Tenant shall be responsible for compliance of the Premises with ADA and all other Governmental Requirements (including any restrooms located within the Premises), and Landlord shall have no responsibility therefore.

5.7        Survival. Tenant's obligations under this Section 5 shall survive the termination of this Lease.

6.          USE OF PREMISES. Tenant shall use the Premises only for general office purposes. Tenant shall not allow any use of the Premises which will increase the cost of coverage of Landlord's insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises or use the Premises in any way that violates the provisions of Section 27 below or any Governmental Requirement pertaining to Hazardous Substances. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises. If any governmental authority shall deem the Premises to be a "place of public accommodation" under the Americans with Disabilities Act or any other comparable law as a result of Tenant's use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws. Tenant shall not use the Premises for any of the uses for which Landlord has granted exclusive rights to other Tenants of the Project, including those uses identified on Appendix C hereto.

7.           GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all applicable governmental laws, ordinances and regulations ("Governmental Requirements") applying to its use of the Premises. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord, Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and tenants in the Building under leases containing rules and regulations similar to those applicable to this Lease. In the event Tenant performs Work in the Premises, Tenant shall comply with the provisions of Section 5 of this Lease and Landlord's then-current policies, rules and requirements for tenant construction projects, which policies, rules and requirements Landlord may establish and modify from time to time.

8.           WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

8.1           Waiver of Claims. To the extent permitted by law, Tenant waives any claims it may have against Landlord or its officers, directors, employees or agents for business interruption, any other consequential or exemplary damages, and any damage to property sustained by Tenant.

8.2           Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against all claims, liabilities, and expenses, including reasonable attorney fees and costs, suffered or claimed by any person, directly or indirectly, based on, arising out of, or resulting from: (i) any injury to any person or damage to or loss of any property occurring (x) in the Premises, or (y) in the Project and arising from the use of the Premises, except to the extent either of the foregoing are caused solely by the gross negligence or willful misconduct of Landlord; (ii) any act or omission or negligence of Tenant or any of Tenant's employees or agents; and (iii) any breach or default by Tenant in the performance of its obligations and covenants under this Lease, including those provided in Section 27 below. Tenant's obligations under this Section shall survive the expiration or earlier termination of this Lease.

Except as to any matter for which Tenant is obligated to indemnify Landlord above, Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against all claims, liabilities, and expenses, including reasonable attorney fees and costs, suffered or claimed by any person and resulting solely from the gross negligence or willful misconduct of Landlord or any of Landlord's employees or agents. Landlord's obligations under this section shall survive the expiration or earlier termination of this Lease.

8.3      Tenant's Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(a)           Commercial general liability insurance drawn on an "occurrence" form, with (a) contractual liability coverage including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence, not less than One Million Dollars ($1,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than One Million Dollars ($1,000,000).

(b)           Property insurance against "All Risks" of physical loss covering an amount not less than the replacement cost of (i) all leasehold improvements in and to the Premises made at Tenant's expense, (ii) all floor and wall coverings in the Premises, and (iii) Tenant's trade fixtures, equipment and other personal property from time to time situated in the Premises. The proceeds of such insurance shall be used for the repair or replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements shall be paid to Landlord and the proceeds applicable to Tenant's personal property shall be paid to Tenant.

(c)           Workers' compensation or similar insurance in form and amounts required by law and employer's liability coverage in not less than $500,000 per accident, per employee.

Tenant's insurance shall be primary and not contributory to that carried by Landlord, its agents, or any Mortgagee or Master Lessor. Landlord, and if any, Landlord's building manager or agent and any Master Lessor or Mortgagee shall be named as additional insureds with respect to the commercial general liability insurance required of the Tenant in Section 8.3(a). Landlord may from time to time designate other persons or entities which Tenant shall cause to be named as additional insureds of Tenant's insurance policies. The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord's approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a current A.M. Best rating of A / VI or better. Landlord, its agents, and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this Section 8.3 are adequate to protect Tenant, and in no event shall the limits of liability specified herein limit Tenant's liability under this Lease. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant's sole expense.

8.4           Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate shall provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

8.5           Landlord's Insurance. Landlord shall maintain "All-Risk" property insurance at replacement cost, including loss of rents, on the Building, and commercial general liability insurance policies covering the common areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project.

      8.6       Waiver of Subrogation. Landlord and Tenant agree to obtain and maintain throughout the term of this Lease endorsements to their respective All Risk coverage policies waiving the right of subrogation of their insurance companies against the other party and its agents and employees. Such waiver of subrogation will be effective with respect to loss or damage occurring only during such time as Landlord's and Tenant's policies will be in force and effect with respect to such loss or damage. Such policies will contain a clause or endorsement to the effect that any such waiver will not adversely affect or impair such policies or prejudice the right of the waiving party to recover under such policies.

  9.        FIRE AND OTHER CASUALTY.

       9.1      Termination.

(a)           If a fire or other casualty causes substantial damage to the Building or the Premises, and insurance proceeds have been made available to Landlord to repair the damage by the insurer and any Master Lessor or Mortgagee, then Landlord shall engage an architect to certify within one (1) month of the casualty to both Landlord and Tenant the amounts of time needed to restore (i) the Building and (ii) the Premises to tenantability, using standard working methods.

(b)           (1)      If the time certified by such architect with respect to the Premises exceeds one hundred eighty (180) days from the beginning of the restoration, or if the restoration would begin during the last eighteen (18) months of the Lease, then either Landlord or Tenant may terminate this Lease by giving notice to the other within thirty (30) days of the date Landlord gives Tenant notice of the architect's certification.

    (2)      If the time certified by such architect with respect to the Building (but not the Premises) exceeds one hundred eighty (180) days from the beginning of the restoration, or if the restoration would begin during the last eighteen (18) months of the Lease, Landlord may terminate this Lease by giving notice to Tenant within thirty (30) days of the date Landlord gives Tenant notice of the architect's certification.

(c)           If insurance proceeds are not made available to Landlord by the insurer or any Master Lessor or Mortgagee or if the casualty is the Building and Landlord determines it would be uneconomical to reconstruct or repair the damage, then Landlord may terminate this Lease by notice to Tenant within thirty (30) days after the casualty. The termination shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been rendered untenantable by the casualty.

9.2       Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any Mortgagees or Master Lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises to the extent of such proceeds. Landlord shall have the right to adapt the restoration of the Premises to comply with Governmental Requirements that are then in effect. Landlord shall not be required to restore Tenant's personal property or trade fixtures or any Work performed by or on behalf of Tenant pursuant to Section 5.1 above. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that Tenant's negligence, breach of this Lease, or intentional conduct caused the casualty,

10.      EMINENT DOMAIN.

10.1           Taking. If (i) the entire Premises; (ii) so much of the Premises as renders the balance unusable by Tenant; or (iii) so much of the Building apart from the Premises as renders the Premises unusable by Tenant, shall be taken by condemnation, sale in lieu of condemnation or in any other manner for any public or quasi-public purpose (collectively "Condemnation"), this Lease shall terminate on the date that title or possession to the Premises is taken by the condemning authority, whichever is earlier (the "Date of Taking"). If a material portion of the Project other than the Premises shall be taken by Condemnation which does not automatically terminate this Lease pursuant to the foregoing sentence, Landlord shall have the right, exercisable by written notice to Tenant delivered by the thirtieth (30th) day after the Date of Taking, to terminate this Lease. If a portion of the Premises shall be taken by Condemnation which does not automatically terminate this Lease pursuant to the first sentence of this Section 10.1. this Lease shall automatically terminate as to such portion of the Premises taken, if any, on the Date of Taking, Rent payable hereunder that is computed based on the area of the Premises shall be adjusted in proportion to the amount of space taken, and Landlord shall have the right, exercisable by written notice to Tenant delivered within thirty (30) days after the Date of Taking, to terminate this Lease as to the remainder of the Premises.

10.2           Award. The entire award for a Condemnation of any kind shall belong to Landlord, and Tenant shall have no right to share in the award, except that Tenant shall be entitled to independently pursue a separate award relating to the loss of, or damage to, Tenant's personal property and trade fixtures and Tenant's relocation costs directly associated with the taking; provided that in no event shall Tenant's separate award reduce the amount of Landlord's award. All obligations accrued to the Date of Taking shall be performed by the party liable to perform said obligations, as set forth herein. Tenant shall have no claim against Landlord or the award for the value of any unexpired term of this Lease or otherwise,

      10.3           Temporary Taking. No temporary taking of the Premises or Building shall terminate this Lease or entitle Tenant to any abatement of the Rent payable to Landlord under this Lease; provided, further, that any award for such temporary taking with respect to the Premises shall belong to Tenant to the extent that the award applies to any time period during the Term and to Landlord to the extent that the award applies to any time period outside the Term.

11.      RIGHTS RESERVED TO LANDLORD. In addition to Landlord's other rights provided by this Lease or by law, Landlord reserves the following rights, which Landlord may exercise at any time without liability to the Tenant of any kind, and Tenant shall comply and cooperate with Landlord in Landlord's exercise of such rights and Landlord's decisions with respect to such rights:

      11.1     Name. To change the name or street address of the Building.

11.2            Signs, To install and maintain any signs on the exterior and in the interior of the Building. Tenant shall not display any signs anywhere on the Project, the Building, or in parts of the Premises visible from outside the Premises.

11.3            Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area. Tenant shall not install any such window treatments or lighting unless Landlord has expressly approved the same.

11.4            Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt.

11.5            Access. To have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease,

11.6            Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

11.7            Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant's property. Tenant shall move its property entirely at its own risk.

11.8            Show Premises. To show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and such showing does not materially interfere with Tenant's use of the Premises.

11.9            Relocation of Tenant. To relocate the Tenant, upon thirty days' prior written notice, from all or part of the Premises (the Old Premises") to another area in the Project (the "New Premises"), provided that, unless Tenant otherwise agrees in writing:

(a)           the size of the New Premises is at least equal to the size of the Old Premises;

(b)           Landlord pays the reasonable cost of moving the Tenant and improving the New Premises to the standard of the Old Premises, Tenant shall cooperate with Landlord in all reasonable ways to facilitate the move, including supervising the movement of files or fragile equipment, designating new locations for furniture, equipment and new telephone and electrical outlets, and determining the color of paint in the New Premises.

11.10           Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

11.11         Landlord's Agents. If Tenant is in default under this Lease, possession of Tenant's funds or negotiation of Tenant's negotiable instrument by any of Landlord's agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

11.12         Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant's use of the Premises,

11.13          Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

12.      TENANT'S DEFAULT.

      12.1           Events of Default. Any of the following shall constitute an Event of Default:

(a)           Rent Default. Tenant fails to pay when due any payment of Rent and such failure is not cured within 3 days after receipt of written notice from Landlord; provided, however, that if Tenant twice in one Lease Year fails to pay Rent when due and is notified of such failure by Landlord, any subsequent failure by Tenant to pay Rent when due during such Lease Year shall automatically be an Event of Default without notice or opportunity to cure; or

(b)           Specific Default. Tenant defaults in any of its obligations under Sections 5.3 (No Liens), 18 (Assignment and Sublease); 20 (Estoppel Certificate); or 27 (Hazardous Substances) of this Lease; or

(c)           Other Performance Default. Tenant fails to keep and perform any covenant or obligation to Landlord under this Lease other than as specifically described in Sections; 12.1(a) and 12J(b) above, and, in the case of only the first two (2) such failures during the Term of this Lease, such failure continues uncured for 10 days after written notice thereof is given to Tenant, or if any such failure would reasonably require more than 10 days to cure, Tenant fails to commence curing within the 10-day notice period or fails thereafter promptly, effectively, and continuously to proceed with the cure of such failure, or fails to complete such cure within 60 days after Landlord's notice, or, if any such failure is inherently incurable, after 10 days' written notice by Landlord; or

(d)           Credit Default. Any of the following events occurs:

(1)      Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant which is not fully stayed within seven days after entry;

(2)           Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3)           Any third party obtains a levy or attachment under process of law against Tenant's leasehold interest; or

(e)      Vacation or Abandonment Default. Tenant vacates or abandons the Premises.

12.2    Cure. Any cure period provided by statute shall be deemed to run concurrently with any cure period provided for herein. Notwithstanding any cure, Tenant shall be liable to Landlord for interest and costs in accordance with the terms of Section 13.7 below, any applicable late charges under Section 13.8 below and any damage actually suffered by Landlord for any breach or failure to perform by Tenant hereunder.

13.      LANDLORD REMEDIES. Upon the occurrence of an Event of Default, Landlord shall have the option to pursue any one or more of the remedies available at law, in equity, or under this Lease, without any further notice or demand whatsoever, including without limitation the remedies set forth in the following Sections 13.1. 13.2, and I3..3:

13.1    Terminate Lease. Landlord may terminate this Lease, effective at such time as may be specified by notice to Tenant, in which event:

(a)           Tenant shall remain liable to Landlord for all obligations under this Lease accruing through the time of termination including the full amount of the current month's installment of Rent (unless previously paid), which shall immediately become due and payable, together with any arrears unpaid.

(b)           Landlord may, with or without process of law, reenter upon and take possession of the Premises.

(c)           Landlord may at Tenant's expense, at any time Landlord is entitled to possession of the Premises, remove and store such goods, chattels, fixtures, trade fixtures, and equipment of Tenant as are in the Premises in any manner Landlord may, in its discretion, determine, and Landlord shall have no liability to Tenant for such removal and storage, and Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith.

(d)           Landlord may recover from Tenant as damages, for the loss of income of Landlord expected to be derived from the Lease, the amounts (if any) by which (i) the Rent which would have been payable under this Lease exceeds (ii) the remainder obtained when all of Landlord's Reletting Costs, as hereinafter defined, which have not been paid by Tenant to Landlord are deducted from the payments (if any) received by Landlord from reletting the Premises. Such amounts shall be payable on the first day of each month during the period which would have constituted the unexpired portion of the Term had it not been terminated. As used herein, "Reletting Costs" shall mean all costs and expenses, including, without limitation, reasonable attorneys' fees, brokerage or other commissions, costs of repair or remodeling of the Premises, of subdividing the Premises, or of combining all or any portion or portions of the

Premises with other premises in any manner Landlord shall deem appropriate, lease assumption costs, and the costs of other tenant inducements, which Landlord may incur in connection with any reletting of the Premises pursuant to this Section 13.

(e)           Landlord may, at its option, at any time, declare immediately due and payable the unamortized portion of any improvement allowance and other out-of-pocket costs (including without limitation brokerage commissions) incurred by Landlord in connection with this Lease, all of which shall, upon such declaration, immediately be due and payable in full by Tenant. Such amortization shall be computed on a straight-line basis over the Term of the Lease with interest at the rate of 9% per annum beginning with the first full calendar month of the Term, but without payments being amortized during any part of the Term in which Rent may be abated. To the extent any portion of such unamortized costs is paid by Tenant pursuant to this Subsection, such portion shall be excluded from the amount of Rent which would have been otherwise payable hereunder for purposes of calculating Landlord's damages under this Section 13.

(f)           Landlord may recover from Tenant, as damages, a lump sum which is the remainder obtained when the amount determined pursuant to the following Subsection (1) is subtracted from the amount determined pursuant to the following Subsection (2).

(1)           The Rent which would have been payable under this Lease from the effective date of termination through the date on which the Term would have expired had this Lease not been terminated, reduced to present value by the per annum rate which is one percent per annum higher than the then-current discount rate of the Federal Reserve Bank in San Francisco (the "PV Rate"), compounded annually,

(2)           The present value, calculated by applying the PV Rate thereto, compounded annually, of the fair rental value of the Premises from the effective date of termination through the date on which the Term would have expired had the Lease not been terminated, less the Reletting Costs incurred by Landlord which have, as of such effective date, not yet been paid by Tenant to Landlord, also adjusted to present value at such rate.

13,2    Termination of Possession Without Terminating Lease. Landlord, may, without terminating this Lease, terminate Tenant's right to possession of the Premises, in which event:

(a)      Landlord may, with or without process of law, retake possession of the Premises.

(b)           Landlord may remove and deal with Tenant's goods, chattels, fixtures, trade fixtures, equipment, and other property as permitted by Section 13.1 (c).

(c)           Tenant's obligations under this Lease (including the obligation to pay Rent on the dates specified in this Lease) shall continue unaffected for the Term or until such earlier time as Landlord may, at its option, elect to terminate this Lease which Landlord may, at its option, do at any time.

(d)           Without being deemed to have elected to terminate this Lease, Landlord may relet the Premises in accordance with Section 1.3.5 below for the account of Tenant, in the name of Landlord or in the name of Tenant on such terms and conditions and to such tenants as Landlord may, in its discretion, determine. Landlord shall be entitled to remodel and repair the Premises, to subdivide the Premises, or to combine all or any portion or portions of the Premises with other premises in any manner which Landlord shall deem appropriate in order to accomplish such reletting; and Tenant shall reimburse Landlord, on demand, for all costs and expenses in connection with such repair or remodeling and reletting. Notwithstanding Landlord's recovery of possession and notwithstanding any reletting, Tenant shall continue to pay all Rent provided for herein as and when it comes due, less the net proceeds received by Landlord from any reletting; provided that, if the proceeds of reletting exceed the amount due from Tenant, on or before the 15th day of each month, Landlord shall refund to Tenant any amount by which the Rent paid by Tenant through such date, when added to the amount, if any, recovered by Landlord through any reletting of the Premises through such date, reduced by all Reletting Costs for which Tenant has not paid Landlord, and reduced by all amounts Landlord has previously refunded to Tenant under this Subsection, and reduced by any other amounts Tenant owes Landlord under this Lease, exceeds the Rent due under this Lease through such date. Tenant shall reimburse Landlord upon demand for all Reletting Costs and any other costs and expenses which Landlord may incur in connection with recovery of possession or repair of the Premises.

(e)           Landlord may, at its option, at any time, declare immediately due and payable the unamortized portion of any improvement allowance and other out-of-pocket costs (including without limitation brokerage commissions) incurred by Landlord in connection with this Lease, all of which shall, upon such declaration, immediately be due and payable in full by Tenant. Such amortization shall be computed on a straight-line basis over the Term of the Lease with interest at the rate of 9% per annum beginning with the first full calendar month of the Term, but without payments being amortized during any part of the Term in which Rent may be abated. To the extent any portion of such unamortized costs is paid by Tenant pursuant to this Subsection, such portion shall be excluded from the amount of Rent which would have been otherwise payable hereunder for purposes of calculating Landlord's damages under this Section 13.

(f)           In the event Landlord proceeds under this Section 13.2. Landlord may at any time terminate this Lease by notice to Tenant. Such termination shall have the effect specified in Section 13.1 and Landlord shall be entitled to all remedies under Section 13.1 upon termination.

13.3     General Remedies. Regardless of whether Landlord elects to terminate the Lease pursuant to Section 13.1, to terminate Tenant's right of possession pursuant to Section 13.2, or to take no immediate action with respect to Tenant's possession, Landlord shall have the following remedies:

(a)           Landlord may continue to collect Rent as it comes due under the Lease.

(b)           Landlord may bring separate or consolidated actions from time to time to collect any one or more delinquent installments or payments of Rent due under this Lease or to enforce any right or remedy provided under this Lease or otherwise available at law or in equity; provided that Landlord shall not be entitled to accelerate or advance to a date before they would otherwise come due any of Tenant's obligations under this Lease except pursuant to Sections 13.1(e), 13,I(f), 13.2(e). or as otherwise specifically and expressly provided in this Lease,

(c)      Landlord may (but shall not be obligated to) perform any act that Tenant shall be required and shall fail to perform hereunder. Landlord's performance shall not constitute a waiver or cure of Tenant's default or release Tenant from any of its obligations relative thereto. All sums paid or costs incurred by Landlord in so performing such acts under this Section 13. together with interest thereon at the Default Rate from the date such payment was made or such cost was incurred by Landlord, shall be payable by Tenant to Landlord on demand as Additional Rent.

13.4           Remedies Cumulative. No reference to or exercise of any specific right or remedy by Landlord shall prejudice or preclude Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein, except to the extent, if any, expressly limited by the provisions of this Lease. No such remedy shall be exclusive or dependent upon any other such remedy, but either party may from time to time exercise any one or more of such remedies independently or in combination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant's account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

13.5           Landlord's Obligations Regarding Reletting. Landlord shall have no duty to attempt to mitigate its damages by retaking and reletting the Premises; provided that, if Landlord retakes possession of the Premises under either Section 13.1 or Section 13.2. Landlord shall use good faith reasonable efforts to relet the Premises, subject to the following terms, conditions and limitations:

(a)           Any reletting of the Premises shall be on the terms and conditions determined by Landlord in its reasonable good faith discretion and to such tenants as Landlord shall approve in its reasonable good faith discretion. Without limiting the generality of the foregoing, Tenant acknowledges that, in reletting the Premises, Landlord may legitimately consider the effect of any such reletting on the Building and on any other buildings owned by Landlord or any other person or entity controlling, controlled by, or under common control with Landlord, or otherwise affiliated with Landlord (which parties are referred to in this Section 13 collectively as "Landlord Affiliates"), and, therefore, may decide not to lease the Premises at rates which are lower than Landlord is otherwise endeavoring to maintain in the Building, or at rates which are lower than the rate that Landlord believes to be appropriate for the Premises.

(b)           Tenant recognizes that Landlord and Landlord's Affiliates currently and in the future may have vacant space in the Building and other buildings and may in the future also have vacant space in new projects in competition with the Premises. In no event shall Landlord be obligated to use any effort to relet the Premises in preference to leasing any such other vacant space then available for leasing by Landlord or any of Landlord's Affiliates. Landlord shall not be deemed to have failed to mitigate damages solely on account of the leasing of other space which Landlord or Landlord's Affiliates have available instead of the reletting of the Premises.

13.6           Termination of Subleases and Other Arrangements. Whether or not Landlord elects to terminate this Lease on account of any Event of Default by Tenant, and subject to Landlord's duty to attempt to mitigate its damages as provided herein, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder, except that amounts actually received by Landlord thereunder shall be credited against any amounts payable by Tenant hereunder.

13.7           Interest and Costs. Tenant shall pay monthly to Landlord interest at a rate (the "Default Rate") equal to the lesser of 1.5% per month or the maximum rate permitted by applicable law, on all amounts required to be paid under this Lease from the due date for payment thereof (without grace) until the same is fully paid and satisfied; provided that, in the event of the existence of a good faith dispute between Landlord and Tenant with regard to any amount payable by Tenant under this Lease, which amount does not constitute Base Rent or Operating Costs, if it is finally determined that an amount is payable by Tenant to Landlord, Tenant shall promptly pay such amount to Landlord, together with interest thereon from the date such amount was originally due until fully paid at a per annum rate equal to the sum of (i) 2% per annum plus (ii) the per annum prime lending rate from time to time announced by Wells Fargo Bank, N.A. or its successor, or, if Wells Fargo Bank, N.A. or its successor ceases to report such a prime lending rate, the per annum prime lending rate of another national bank doing business in Colorado designated by Landlord (the 'Prime Rate"). Tenant shall indemnify Landlord against all costs and charges (including reasonable attorneys' fees) incurred in enforcing payment thereof. In the event of the existence of a good faith dispute between Landlord and Tenant concerning the applicability of any provision of this Lease providing for an abatement of Rent, or any portion thereof, Tenant shall nonetheless continue to pay such Rent to Landlord and, if it is finally determined that any amount actually paid by Tenant to Landlord was subject to abatement, such amount shall be repaid by Landlord to Tenant together with interest thereon from the date of Landlord's receipt of such amount until fully paid at a per annum rate equal to the sum of 2% per annum plus the Prime Rate.

13.8                     Late Charges. In addition to default interest under Action 13,7. payments of any amount required to be paid under this Lease by Tenant which are not received by Landlord by the 5th day after the date they are due shall be subject to a late charge of 5% of the amount due. If Landlord does not receive any payment of Rent on or before the dates set forth in this Lease on more than two occasions in any Lease Year, then in addition to the late charges provided above, Tenant shall pay a habitual late charge of 5% for every payment received by Landlord after the first day of each subsequent month, until all payments of Rent have been received by Landlord on or before the first day of every subsequent month for at least 12 consecutive months. Tenant acknowledges that late payments will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be impossible or extremely difficult to ascertain. Those costs include processing and accounting charges, interest and late charges imposed by Mortgagees or Master Lessors, and other general and administrative expenses. Tenant agrees that the late charges and interest contemplated by this Section represent a fair and reasonable estimate of the costs which Landlord will incur as a result of any such late payments by Tenant. Acceptance of late charges and interest by Landlord shall not constitute a waiver of Tenant's default with respect to any overdue amount, or prevent Landlord from exercising any other rights or remedies under this Lease.

13.9    WAIVER OF TRIAL BY JURY. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise.

14.        ATTORNEYS' FEES AND COSTS OF SUIT.

14.1           Attorneys' Fees and Costs. If Tenant or Landlord commences any action or other proceeding against the other arising out of or relating to this Lease or the Premises, the party, if any, prevailing on the more substantial part of its claims and defenses shall be entitled to recover from the other party its attorneys' fees and costs of suit in addition to any other relief, irrespective of whether the action or other proceeding is prosecuted to judgment. In addition, Tenant shall reimburse Landlord, upon demand, for all reasonable attorneys' fees and costs incurred in collecting Rent or otherwise seeking enforcement against Tenant, and/or its sublessees and assigns, of Tenant's obligations under this Lease.

14.2           Indemnification. Should Landlord be made a party to any litigation instituted by Tenant against a party other than Landlord, or by a third party against Tenant, Tenant shall indemnify, hold harmless and defend Landlord from any and all loss, cost, liability, damage or expense incurred by Landlord, including attorneys' fees and costs of suit, in connection with the litigation.

15.         SURRENDER. Upon termination of this Lease or Tenant's right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and casualty damage excepted. If Landlord requires Tenant to remove any alterations, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

16.         HOLDOVER, Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. If Tenant retains possession of any part of the Premises after the Term with consent of Landlord, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease (except those that are inconsistent with month-to-month tenancy), except that Tenant shall pay Base Rent at 150% of the rate for Base Rent in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. If Tenant retains possession of any part of the Premises after the Term without consent of Landlord, Tenant shall become tenant at sufferance for the entire Premises upon all of the terms of this Lease (except those that are inconsistent with tenancy at sufferance), except that Tenant shall pay Base Rent at 150% of the rate for Base Rent in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also pay Landlord all of Landlord's direct and consequential damages resulting from Tenant's holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord's right to regain possession of the Premises or any of Landlord's other rights or remedies.

17.      SUBORDINATION TO GROUND LEASES AND MORTGAGES.

17.1           Subordination. This Lease, and the rights of Tenant hereunder, are and shall be subject and subordinate to the interests of (i) all present and future ground leases and master leases (collectively, "Superior Leases") of all or any part of the Project; (ii) present and future mortgages and deeds of trust encumbering all or any part of the Project (collectively, "Mortgages"); (iii) all past and future advances made under any such Mortgages; and (iv) all renewals, modifications, replacements and extensions of any such Superior Leases or Mortgages; provided, however, that any lessor under any such Superior Lease (each, a "Master Lessor") or any mortgagee or beneficiary under any such Mortgage (each, a "Mortgagee") shall have the right, at any time and from time to time, to elect, by written notice given to Tenant, to have this Lease made superior in whole or in part to any such Superior Lease or Mortgage or to subordinate this Lease to any such Superior Lease or Mortgage, Within ten (10) days of delivery of any request by Landlord or any Master Lessor or Mortgagee, Tenant shall execute, acknowledge and deliver any instruments reasonably requested to effect and confirm the subordination of this Lease to any such Superior Lease and/or Mortgages or to effect and confirm that this Lease is superior thereto.

17.2           Attornment. If requested to do so, Tenant shall attorn to and recognize as Tenant's landlord under this Lease any Master Lessor or Mortgagee or foreclosure purchaser taking title to the Building by reason of the termination of any Superior Lease or the foreclosure of any Mortgage (such Master Lessor, Mortgagee or foreclosure purchaser shall herein be called a "Successor"), and Tenant shall, within ten (10) days of delivery of any request by the Successor, execute any documents reasonably requested by any such Successor to evidence the attornment described in this Section 17.2.

17.3           Exceptions. If Tenant becomes the direct tenant of a Successor pursuant to Section 17,1 or 17.2., and if the Successor is not under common ownership or control with the Person that constituted Landlord immediately prior to such Successor's becoming Tenant's landlord, then the Successor shall not be:

(a)           liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), except to the extent such act or omission continues after the date that the Successor succeeds to Landlord's interest in this Lease, or

(b)           subject to any defenses or offsets that Tenant has against any prior landlord (including, without limitation, the then defaulting landlord), or

(c)      bound by any payment of Rent that Tenant has made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date that such payment is due, unless the Successor actually receives or approves such payment, or

(d)      bound by any obligation to make any payment to or on behalf of Tenant,

(e)           responsible for the making of repairs in or to the Premises or Project in the case of damage or destruction to the Premises or Project or any part thereof due to fire or other casualty or by reason of condemnation unless Successor is obligated under Section 9 or 10 to make such repairs and Successor receives insurance proceeds or condemnation awards sufficient to finance the completion of such repairs.

(f)           bound by any amendment or modification of this Lease made without the consent of the Successor, or

(g)           liable for any security deposit or other money of Tenant held by a prior landlord except to the extent such sums are actually received by the Successor from such prior landlord.

17.4    Notice and Right to Cure. Tenant agrees to send by certified mail to any Mortgagee or Master Lessor identified in any written notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord, Landlord shall have 30 days to cure such default, or if it cannot be cured within 30 days, then such additional tune as is necessary to cure such default. If Landlord fails to cure such default within the required time period under this Lease, but the Mortgagee or Master Lessor begins to cure within ten (10) business days after such period and proceeds diligently to complete such cure, then the Mortgagee or Master Lessor shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

18.        ASSIGNMENT AND SUBLEASE.

18.1    In General. Tenant shall not, without the prior written consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant's interest in this Lease, (ii) sublet any part of the Premises or modify an existing sublease, (iii) grant any security interest in Tenant's leasehold interest in the Premises or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises (collectively or individually, a 'Transfer"). Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any Transfer, whether or not permitted hereunder. No consent granted by Landlord shall be deemed to be a consent to any subsequent Transfer. Any Transfer made without Landlord's prior written consent shall be void. If Tenant shall assign this Lease or sublet the Premises in its entirety, any rights of Tenant to renew this Lease, extend the Term or lease additional space in the Project shall be extinguished thereby and shall not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein.

18.2            Landlord's Consent. Unless Landlord exercises Landlord's right under Section 18.8 below to recapture the portion of the Premises proposed to be Transferred, Landlord shall not unreasonably withhold its consent to any proposed Transfer. It shall be reasonable for Landlord to withhold its consent to any Transfer if (i) an Event of Default or circumstances that would be an Event of Default with the passing of time, the giving of notice, or both then exist under this Lease, (ii) the proposed assignee, subtenant or other party acquiring an interest in this Lease or the Premises (in each case, a 'Transferee") is a tenant in the Project or an affiliate of such a tenant or a party that Landlord or any employee or agent of Landlord has identified as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed Transferee are not all satisfactory to Landlord (even though the same may be equal to or better than those of Tenant) in Landlord's reasonable judgment, (iv) in the reasonable judgment of Landlord the purpose for which the Transferee intends to use the Premises (or a portion thereof) is not in keeping with Landlord's standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, (v) the proposed assignee or subtenant is a government entity, or (vi) the proposed Transfer is of less than the entire Premises or for less than the remaining Term of the Lease. The foregoing list shall not exclude any other reasonable basis for Landlord to withhold its consent.

18.3            Procedure; Information. Tenant shall notify Landlord of any proposed Transfer at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed Transferee, its corporate affiliates in the case of a corporation, its members in the case of a limited liability company, and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient additional information to permit Landlord to determine the financial responsibility and character of the proposed Transferee and its owners. Tenant shall promptly provide to Landlord any other information that Landlord reasonably requests regarding any proposed Transfer.

18.4           Express Assumption Required. No Transfer of this Lease shall be effective unless the Transferee delivers to Landlord a fully executed assumption of Tenant's obligations under this Lease in form satisfactory to Landlord (which assumption may be incorporated into the instrument of assignment or sublease) and all other conditions to such Transfer provided herein have been satisfied.

18.5           Change of Management or Ownership. For the purposes of this Lease, a direct or indirect transfer of more than a fifty percent (50%) beneficial interest in Tenant or in any party directly or indirectly controlling Tenant ("controlling" meaning ownership of more than fifty (50%) percent of the voting equity interests in the party in question, measured by the proportionate voting rights appurtenant to such interests), whether such transfer occurs at one time or in a series of related transactions, and whether of stock, partnership interest or otherwise, is deemed an assignment of this Lease; provided, however, that this Section 18.5 shall not apply if Tenant is a corporation whose stock is traded on a recognized security exchange or over-the- counter market.

18.6            Excess Payments and Subtenant Payments. If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublease, then Tenant shall pay to Landlord as Additional Rent 50% of any such excess immediately upon receipt. If an Event of Default occurs, Landlord may require that all sublease payments be made directly to Landlord, in which event Landlord shall credit such payments received by Landlord against Tenant's obligation to pay Rent.

18.7           Landlord's Costs. Tenant shall pay to Landlord, within thirty (30) days after demand therefore, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Landlord in connection with any proposed Transfer for which Landlord's consent is required.

18.8           Recapture. Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of Tenant's notice of intent to make a Transfer, terminate this Lease with respect to the space described in Tenant's notice, as of the effective date of the proposed Transfer, in which event all obligations under this Lease as to such space shall expire as of such date except as to any obligations that expressly survive any termination of this Lease. Tenant's right to assign the Lease or sublet all or any portion of the Premises is subject to Landlord's right to recapture the Premises under this Section 18,8.

18.9           Effect of Termination, The termination of this Lease shall, at Landlord's option, which may be exercised separately with respect to each sublease or subtenancy, either terminate such sublease or subtenancy or operate as an assignment thereof to Landlord.

19.         CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord's successors for performance of such obligations. Tenant shall fully and completely attorn to and recognize each such successor as the successor Landlord hereunder. This Lease shall not otherwise be affected by any such transfer.

20.           ESTOPPEL CERTIFICATE.

20.1           Duty to Provide, Tenant shall, within ten (10) business days of receiving a request from Landlord or any Master Lessor or Mortgagee, execute, acknowledge in recordable form, and deliver to the requesting party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in rail force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the Tenant, the Landlord has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. It is intended that any such certificate delivered by Tenant may be relied upon by Landlord, any Master Lessor, Mortgagee, prospective mortgagee or prospective purchaser of the Project.

20.2           Tenant's Failure to Deliver. Tenant acknowledges that it may be difficult, if not impossible, for Landlord to sell or finance the Building without such an estoppel certificate from Tenant and that Landlord would not enter into this Lease without Tenant's agreement to provide such an estoppel certificate. Tenant's failure to deliver any estoppel certificate in the time and manner provided herein shall constitute an Event of Default under Section 1.2. Kb). Tenant shall also pay any damages incurred by Landlord as a result of Tenant's failure (including costs or damages resulting from a lost sale or financing). Tenant's failure to timely execute and deliver such estoppel certificate will be conclusive upon Tenant that this lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord's performance, and that not more than one month's Base Rent has been paid in advance,

21.           SECURITY DEPOSIT. Tenant shall deposit with Landlord on the date of this Lease, security for the performance of all of its obligations in the amount set forth on the Schedule. If Tenant defaults under this Lease, Landlord may use any part of the Security Deposit to make any defaulted payment, to pay for Landlord's cure of any defaulted obligation, or to compensate Landlord for any loss or damage resulting from any default. To the extent any portion of the deposit is used, Tenant shall within five (5) days after demand from Landlord restore the deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Term, Landlord shall return all of the remaining Security Deposit to Tenant within sixty (60) days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord's damages for any default under this Lease. If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant's right to the return of the Security Deposit shall apply solely against Landlord's transferee.

22.           FORCE MAJEURE. Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any strike or labor dispute, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord ("Force Majeure").

23.           NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be in writing and shall be delivered by certified or registered mail, return receipt requested, or by commercial courier or hand delivery to the following address:

    Landlord. To Landlord as follows:

            HTD-Ptarmigan Place, LLC
            c/o Hamilton Partners
            Attn: Robert Klauseger
            300 Park Boulevard, Suite 500
            Itasca, Illinois 60143-2636

with a copy to:
            Hamilton-Titan Partners, LLC
            Attn: Stuart R. Davis
            4700 S. Syracuse Street, Suite 375
            Denver, CO 80237

and a copy to:
            Hamilton-Titan Partners, LLC
            Attn: Property Management
            3773 Cherry Creek North Drive, Suite 270
         Denver, Colorado 80209

or to such other person at such other address as Landlord may designate by notice to Tenant. Tenant. To Tenant as follows:

            XEDAR Corporation
            8310 South Valley Highway Suite 220
            Englewood,CO80112
            Attn: Steven Bragg, CFO

or to such other person at such other address as Tenant may designate by notice to Landlord; provided that notices to Tenant may be validly delivered to Tenant at the Premises, Notices shall be deemed received when delivered by the method provided above or when delivery is refused.

24.           QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

25.           REAL ESTATE BROKERS. Tenant and Landlord each represents that it did not deal with any broker or finder in connection with this Lease other than the Landlord's Broker and Tenant's Broker identified in the Schedule. Landlord will pay Landlord's Broker a commission pursuant to a separate agreement between Landlord and Landlord's Broker, and Landlord's Broker will pay Tenant's Broker, if any, a portion of such commission pursuant to a separate agreement between Landlord's Broker and Tenant's Broker. Landlord shall indemnify Tenant against any liability or expense (including reasonable attorneys' fees and costs) for any brokerage commission or finder's fee claimed by anyone, including Landlord's Broker and Tenant's Broker (if any, and only to the extent of the payment agreed between Landlord's Broker and Tenant's Broker) based on any express or implied commitment made by Landlord or its agents or representatives. Tenant shall indemnify Landlord against any liability or expense (including reasonable attorneys' fees and costs) for any brokerage commission or finder's fee claimed by anyone other than Tenant's Broker or the Landlord's Broker, and any amount claimed by Tenant's Broker in excess of the amount agreed between the Tenant's Broker and the Landlord's Broker, based on any express or implied commitment made by Tenant or its agents or representatives. The parties' liability hereunder shall survive any expiration or termination of this Lease.

26.         MISCELLANEOUS.

26.1           Successors and Assigns. Subject to the limits on Tenant's assignment contained in Section 18, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

26.2           Date Payments Are Due. Tenant shall pay to Landlord any amount for which no specific payment date is provided herein within five (5) days after the same becomes due or Tenant's receipt of Landlord's statement therefore.

26.3           Time of the Essence. Time is of the essence of each provision of this Lease.

26.4           No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

26.5           Severability. If any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected and the provision found to be unenforceable shall be enforced only to the extent, if any, permitted by law.

26.6           Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

26.7           Lease Modification. Tenant agrees to modify this Lease in any way requested by a Mortgagee or Master Lessor which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant's interests under this Lease. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

26.8            Landlord's Right to Cure. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing. Tenant shall take no action respecting such breach and shall have no claim as a result thereof so long as Landlord promptly after receipt of Tenant's notice of the breach begins to cure the breach and diligently pursues such cure to its completion.

26.9           Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

26.10         Authority. Landlord and Tenant each represents to the other that it has Ml power and authority to execute and perform this Lease.

26.11         Certain Actions. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent. No act or thing done by Landlord or Landlord's agents during the term, including any agreement to accept the surrender of the Premises or to amend or modify this Lease, shall be binding on Landlord, unless in writing and signed by a person authorized to bind Landlord. The delivery of keys to Landlord or Landlord's agents, employees, or officers shall not operate as a termination of this Lease or a surrender or acceptance of the Premises, and no surrender or attempted surrender of the Premises shall be binding or effective unless made in writing and executed by a person authorized to bind Landlord. No payment by Tenant or receipt by Landlord of an amount less than the full monthly Rent and all other amounts owing, as herein provided, shall be deemed to be other than on account of the earliest due Rent or other amounts, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept any such check or payment without prejudice to Landlord's right to recover the balance owed or to pursue any other remedy available to Landlord.

26.12         Entire Agreement. This Lease, together with all Appendices, constitutes the entire agreement between the parties with respect to the subject matter thereof. No representations or agreements of any kind have been made by either party which are not contained in this Lease,

26.13         Changes in Project or Building Configuration. Landlord does not grant in this Lease any rights to a particular view from the Premises or interior or exterior configuration of the Building and Project. Landlord shall be entitled at any time and from time to time to eliminate, add, replace, change the appearance or change the extent of any improvements to the Building and Project without liability to Tenant; provided that, except as provided in Section 11.9 (Relocation of Tenant), Landlord shall not without Tenant's consent change the dimensions of the Premises or materially interfere with access to the Premises from the common areas of the Project and Building, except to the extent any such changes are required by reason of any applicable Governmental Requirement. Landlord shall be entitled at any time and from tune to time to remeasure the Building in accordance with the Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1-1996) to determine the total number of rentable square feet in the Building, in which event Tenant's Proportionate Share shall be adjusted in accordance with the results of such remeasurement.

26.14         Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

26.15         Including. As used herein, unless expressly provided otherwise, the word "including" shall mean "including without limitation."

26.16         Joint and Several. If there are more than one entity or person which are the Tenant under this Lease, the obligations imposed upon Tenant under this Lease shall be joint and several,

26.17         No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

26.18          No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

26.19          Survival, All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

26.20          Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

26.21          No Waiver. No provision of this Lease or obligation of Tenant arising with respect to this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and signed by Landlord. No waiver by Landlord in any instance shall constitute a waiver by Landlord in any similar or different instance.

27.      HAZARDOUS SUBSTANCES.

27.1           Definition. "Hazardous Substances" include all hazardous substances described or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., and any other federal, state or local law dealing with substances regulated on account of their effects on public health and environment, and the regulations adopted and rulings issued under these laws.

27.2           Restrictions. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion; provided that Tenant may bring cleaning materials, printing materials, and other similar materials used in normal office environments that may be classified as Hazardous Substances into the Premises, but only to the extent the same are in small quantities, in the normal form used for normal office operations, and are continuously handled in a manner consistent with normal office operations and in accordance with all applicable laws (which small quantities of such materials that Tenant handles in accordance herewith are called “Ordinary Course Materials”). Tenant shall not use or store any chlorinated substances within the Project or permit any chlorinated substances to be used or stored within the Premises. Without Landlord's prior written consent, Tenant shall not take any remedial action or enter into any agreements, or settlements in response to the presence of any Hazardous Substances in, on, or about the Premises.

27.3           Testing. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing.

27.4           Notice. Tenant shall immediately advise Landlord in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened relating to any Hazardous Substances affecting the Premises, (ii) all claims made or threatened by any third party against Tenant, Landlord, or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substances on or about the Premises, (iii) any violation of Tenant's covenants under this Section 27, (iv) any bringing of Hazardous Substances onto the Premises by Tenant (other than Ordinary Course Materials) or (v) any storage or release of Hazardous Substances on the Premises by Tenant or Tenant's employees, contractors or agents in or on the Project.

27.5            Indemnification, In addition to the indemnity given in Section 8.2 above, Tenant shall be solely responsible for and shall defend, indemnify and hold Landlord, its agents, officers, managers and employees harmless from and against all claims, costs, demands, losses and liabilities, including attorneys' fees and costs, arising out of or in connection with (i) Tenant's breach of its obligations in this Section 27. (ii) any Hazardous Substances brought upon, produced, stored, used, discharged or disposed of in the Premises or by Tenant or Tenant's employees, contractors or agents in, on or about the Project, including without limitation any Hazardous Substances that Tenant is permitted to bring into the Premises pursuant to this Section 27. or (iii) any removal, remediation, and restoration work and materials necessary to return the Premises, Building, Project, and any personal property located therein or thereon to their condition existing prior to the appearance of Tenant's Hazardous Substances on the Premises, Tenant's obligations under this Section 27.5 shall survive the expiration or other termination of this Lease.

28.           EXCULPATION. Landlord shall have no personal liability under this Lease, and its liability shall be limited to its interest in the Project and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord's obligations hereunder.

29.           TELECOMMUNICATIONS/WI-FI SYSTEMS. In the event that Tenant installs in the Premises telecommunications equipment including, without limitation, any antennas, switches, or other equipment (collectively, "Tenant's Communications Equipment") for a telecommunications network such as a wireless intranet, Internet, and/or communications network such as a Wi-Fi system (a "Network"), (a) the provisions of Section 5 shall apply, (b) Tenant shall not solicit or permit any third party use of the Network without the consent of Landlord, and (c) Tenant's Communications Equipment shall not cause radio frequency, electromagnetic, or other interference with any equipment of Landlord or other tenants or occupants of the Building or Project. In the event that Tenant's Communications Equipment causes or is believed to cause any such interference, upon written notice from Landlord, Tenant shall take all steps necessary to eliminate the interference. If the interference is not eliminated within 24 hours thereafter, Tenant shall shut down the Tenant's Communications Equipment pending resolution of the interference, except as otherwise approved in writing by Landlord. Tenant acknowledges that Landlord has granted and may grant lease rights, licenses, and other rights with respect to telecommunications networks, equipment or services to various other tenants and occupants of the Building and to telecommunications service providers.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

HTD-PTARMIGAN PLACE, LLC,
a Delaware limited liability company

By: Hamilton-Titan Partners, LLC,
a Delaware limited liability company, its authorized agent

By: /s/ Stuart R. Davis
Stuart R. Davis, Authorized Agent

TENANT:

XEDAR CORPORATION,
a Colorado corporation

By: /s/ Steve Bragg
Name: Steven Bragg
Its: CFO

APPENDIX A
PLAN OF THE PREMISES

(attach floor plan depicting the Premises)

  A-l

APPENDIX B

None.

B-l

APPENDIX C EXISTING EXCLUSIVE USES

1.           The operation of a gourmet coffee house and sales of coffee, hot espresso-based drinks, coffee and/or espresso based cold drinks, teas, blended beverages (including, but not limited to, those containing coffee, espresso, tea and blended fruit beverages; excluding, however, the sale of coffee, hot espresso-based drinks, coffee and/or teas, alcoholic blended fruit beverages, and ice cream-based milkshakes for on-premises consumption, in connection with meals by any restaurant in the Building greater than 2,000 square feet in size. Any such restaurant in the Building shall be permitted to sell coffee and hot espresso-based drinks and teas, alcoholic blended fruit beverages, and ice cream-based milkshakes for on-premises consumption, in connection with meals, as long as such restaurant does not advertise any brand-identified coffee in their premises, the Building or anywhere on the Project.

2.           The operation of any business whose primary purpose is the listing and sale of residential properties through real estate brokers licensed as such by the State of Colorado, and offering other attendant real estate services, such as acting as buyer's agents or transaction brokers in connection with the purchase and/or sale of residential properties to customers consisting of independent third-party clients of such company (a "Residential Real Estate Brokerage Company"). A "Residential Real Estate Brokerage Company" expressly does not include the following: (a) any entity which conducts the foregoing services on its own behalf or on behalf of its affiliated companies (e.g., a company shall not be deemed a Residential Real Estate Brokerage Company" simply by virtue of the fact that it has a department or personnel which may offer these benefits to its employees, whether through its own personnel or third parties); (b) any entity which conducts the foregoing services for its clients in connection with its primary business, provided that its primary business is not a Residential Real Estate Brokerage Company (e.g. a law firm shall not be deemed a Residential Real Estate Brokerage Company simply because its attorneys may give legal advice to purchasers or sellers of residential real estate; likewise a bank, credit union, title company or other similar entity shall not be deemed a Residential Real Estate Brokerage Company simply because they may offer services related to the purchase and sale of residential real estate, such as loans or title or closing services; or (c) any entity which conducts the foregoing services for its clients but primarily services commercial (e.g., non-residential) customers such as commercial building owners, developers, or similar customers, even though it may operate as a brokerage firm employing licensed real estate brokers. This restriction shall not be binding with respect to any future leases to any person or entity which leases at least 50,000 rentable square feet in the Building.

3.           The retail sale of prepared meals for consumption off the Project.

4.           The operation of a full-service travel agency.

5.           The operation of a business whose primary purpose is the retail sale of prescription glasses and contact lenses to the public, with accompanying primary and medical eye care and laser vision correction services by licensed optometrists or ophthalmologists for the purpose of providing primary and medical eye care and providing prescriptions for glasses and/or contact lenses.

C-l

INDEX

1.	SUITE AND PARKING	2
1.1	Lease	2
1.2	Parking	2
2.	RENT	3
2.1	Types of Rent	3
2.2	Payment of Operating Cost Share Rent and Tax Share Rent	4
2.3	Definitions	5
2.4	Computation of Base Rent and Rent Adjustment	7
3.	PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES	8
3.1	Condition of Premises	8
3.2	Tenant's Possession	8
3.3	Maintenance	8
4.	PROJECT SERVICES	8
4.1	Heating and Air Conditioning	9
4.2	Elevators	9
4.3	Electricity	9
4.4	Water	9
4.5	Janitorial Service	9
4.6	Interruption of Services	9
4.7	Access	10
5.	ALTERATIONS AND REPAIRS	10
5.1	Landlord's Consent and Conditions	10
5.2	Repair	10
5.3	No Liens	10
5.4	Ownership of Improvements	11
5.5	Removal at Termination	11
5.6	ADA	11
5.7	Survival	12

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6.	USE OF PREMISES	12
7.	GOVERNMENTAL REQUIREMENTS AND BUILDING RULES	12
8.	WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE	12
8.1	Waiver of Claims	12
8.2.	Indemnification	12
8.3	Tenant's Insurance	13
8.4	Insurance Certificates	14
8.5	Landlord's Insurance	14
8.6	Waiver of Subrogation	14
9.	FIRE AND OTHER CASUALTY	14
9.1	Termination	14
9.2	Restoration	15
10.	EMINENT DOMAIN	15
10.1	Taking	15
10.2	Award	16
10.3	Temporary Taking	16
11.	RIGHTS RESERVED TO LANDLORD	16
11.1	Name	16
11.2	Signs	16
11.3	Window Treatments	16
11.4	Keys	16
11.5	Access	16
11.6	Preparation for Reoccupancy	16
11.7	Heavy Articles	16
11.8	Show Premises	17
11.9	Relocation of Tenant	17
11.10	Repairs and Alterations	17
11.11	Landlord's Agents	17
11.12	Building Services	17
11.13	Other Actions	17
12.	TENANT'S DEFAULT	17
12.1	Events of Default	17

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12.2	Cure	18
13.	LANDLORD REMEDIES	18
13.1	Terminate Lease	18
13.2	Termination of Possession Without Terminating Lease	20
13.3	General Remedies	21
13.4	Remedies Cumulative	21
13.5	Landlord's Obligations Regarding Reletting	22
13.6	Termination of Subleases and Other Arrangements	22
13.7	Interest and Costs	22
13.8	Late Charges	23
13.9	WAIVER OF TRIAL BY JURY	23
14.	ATTORNEYS'FEES AND COSTS OF SUIT	23
14.1	Attorneys' Fees and Costs	23
14.2	Indemnification	24
15.	SURRENDER	24
16.	HOLDOVER	24
17.	SUBORDINATION TO GROUND LEASES AND MORTGAGES	24
17.1	Subordination	24
17.2	Attornment	25
17.3	Exceptions	25
17.4	Notice and Right to Cure	25
18.	ASSIGNMENT AND SUBLEASE	26
18.1	In General	26
18.2	Landlord's Consent	26
18.3	Procedure; Information	26
18.4	Express Assumption Required	27
18.5	Change of Management or Ownership	27
18.6	Excess Payments and Subtenant Payments	27
18.7	Landlord's Costs	27
18.8	Recapture	27
18.9	Effect of Termination	27
18.10	Permitted Transfers	28
19.	CONVEYANCE BY LANDLORD	28
20.	ESTOPPEL CERTIFICATE	28

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20.1	Duty to Provide	28
20.2	Tenant's Failure to Deliver	28
21.	SECURITY DEPOSIT	29
22.	FORCE MAJEURE	29
23.	NOTICES	30
24.	QUIET POSSESSION	30
25.	REAL ESTATE BROKERS	30
26.	MISCELLANEOUS	31
26.1	Successors and Assigns	31
26.2	Date Payments Are Due	31
26.3	Time of the Essence	31
26.4	No Option	31
26.5	Severability	31
26.6	Governing Law	31
26.7	Lease Modification	31
26.8	Landlord's Right to Cure	31
26.9	Captions	32
26.10	Authority	32
26.11	Certain Actions	32
26.12	Entire Agreement	32
26.13	Changes in Project or Building Configuration	32
26.14	Singular and Plural	32
26.15	Including	32
26.16	Joint and Several	33
26.17	No Recording by Tenant	33
26.18	No Construction Against Drafting Party	33
26.19	Survival	33
26.20	Building Manager and Service Providers	33
26.21	No Waiver	33

27.	HAZARDOUS SUBSTANCES	33
27.1	Definition	33
27.2	Restrictions	33
27.3	Testing	33

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27.4	Notice	34
27,5	Indemnification	34

28.	EXCULPATION	34

29.	TELECOMMUNICATIONS/WI-FI SYSTEMS	34

30.	Tenant's OPTION TO RENEW	35
30.1	Exercise of Option	35
30.2	Determination of Base Rent	35

31.	RIGHT OF FIRST OFFER. [THIS WILL NEED TO BE REVISED TO THE PARTICULAR TERMS TO BE GRANTED TO THE TENANT - THIS IS FOR A MINIMUM AMOUNT OF SPACE ON A PARTICULAR FLOOR OF A BUILDING]	35
31.1	Landlord's Offer of Space	36
31.2	General Pro visions	36

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